Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions Financial Highlights in the Prospectus and Independent Registered Public Accounting Firm in the Statement of Additional Information and to the incorporation by reference of our report dated February 4, 2005, on the financial statements and financial highlights of Gold Bank Funds in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information filed with the Securities and Exchanges Commission in this Post-Effective Amendment No. 4 under the Securities Act of 1933 (Registration No. 333-68178) and Post-Effective Amendment No. 5 under the Investment Company Act of 1940 (Registration No. 811-10465).

/s/ Ernst & Young LLP

Kansas City, Missouri

April 27, 2005